                                                                     Exhibit 4.1

                               GLOBAL CERTIFICATE


          UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES OF DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.



No. R-1                                                             $350,000,000

                            TCI COMMUNICATIONS, INC.
           Remarketed Floating Rate Reset Note due September 15, 2003

                                                                CUSIP 872287 AH0

          TCI Communications, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, in the Borough of Manhattan, The City of New York, the principal sum of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000), on September 15, 2003, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest (computed on the basis of a 360-day year) quarterly in arrears on December 15, March 15, June 15 and September 15 of each year (or, if not a Business Day (as defined below), on the next succeeding Business Day (except as described below)) (each, an "Interest Payment Date"), commencing December 16, 1996, on the principal amount of this Global Note, in like coin or currency, at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from September 11, 1996. The interest so payable on any December 15, March 15, June 15 or September 15 will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Note is registered at the close of business on the December 1, March 1, June 1 and September 1 preceding such December 15, March 15, June 15 or September 15, respectively.

          This Global Note is issued in respect of a duly authorized issue of Securities of the Company, designated as the Remarketed Floating Rate Reset Notes due September 15, 2003 of the Company (herein called the "Notes"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $350,000,000. The Notes represent one of a duly authorized series of Securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of December 20, 1995 (such Indenture is hereinafter referred to as the "Indenture"), between the Company and The Bank of New York, as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of such terms. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Company.

          Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Company, which initially is The Depository Trust Company (the "Depositary"). This Global Note will be deposited with and held by the Depositary and is registered in the name of the Depositary's nominee. So long as the Depositary's nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days of its receipt of notice from the Depositary to such effect, the Company will issue Notes in definitive form in exchange for this Global Note. In addition, the Company may at any time determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

          The interest rate on the Notes will reset quarterly. The Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined below) plus the applicable Spread (as defined below). The initial Quarterly Period will be the period from and including September 11, 1996 to but excluding the first Interest Payment Date (December 16, 1996) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

          The Spread applicable during the one year period ending on September 15, 1997 (the "Initial Spread Period") shall be .65% (the "Initial Spread"). Thus, the interest rate per annum during the Initial Quarterly Period will be equal to LIBOR, determined as of September 9, 1996, plus .65%. The interest rate per annum for each succeeding Quarterly Period during the Initial Spread Period will equal LIBOR for such Quarterly Period plus the Initial Spread. Thereafter, the Spread will be determined in the manner described below for each subsequent Spread period (a "Subsequent Spread Period"), which will be the period of at least one year and not more than six years, designated by the Company, commencing on a September 15 (the "Commencement Date") and ending one, two, three, four, five or six years subsequent, as the case may be, through and including 2003 (except that no Subsequent Spread Period may end after September 15, 2003).

          If any Interest Payment Date (other than at maturity or upon redemption), Interest Reset Date, Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Interest Payment Date, Interest Reset Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, Interest Reset Date, Spread Determination Date, Commencement Date or Tender Date shall be the next preceding Business Day.

          If the maturity date or a redemption date falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

          LIBOR applicable for each Quarterly Period will be determined by the Rate Agent (as defined below) as of the second London Business Day (as defined below) (the "LIBOR Determination Date") preceding each Interest Reset Date (September 9, 1996 in the case of the Initial Quarterly Period) in accordance with the following provisions:

              (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S. $1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on the Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on the Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

            (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR

          Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

          The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter (as defined below) so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described below, and (b) agreed to by the Company.

          Unless notice of redemption of the Notes as a whole has been given, the Spread for each Subsequent Spread Period and the duration of such Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and that is also a London Business Day. The term "London Business Day" means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

          In the event that the Company and the Remarketing Underwriter do not agree on the Spread for any Subsequent Spread Period, then (1) the Subsequent Spread Period will be one year, (2) the Spread for such Subsequent Spread Period will be the Alternate Spread and (3) the Notes will be redeemable at the option of the Company, in whole or in part in the manner described below (with respect to a redemption by the Company on September 15, 1997 or any

September 15 following the end of a Subsequent Spread Period), upon at least 10 Business Days notice given by no later than the second Business Day after the Spread Determination Date at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. The Alternate Spread will be the percentage equal to LIBOR (determined as described above) for the Quarterly Period beginning on the Commencement Date for such Subsequent Spread Period.

          All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one half cent being rounded upward.

          Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be published on the New York Business Day (as defined below) next following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the term of such Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period, (3) that LIBOR for the initial Quarterly Period of such Subsequent Spread Period will be determined as of the relevant LIBOR Determination Date (which date shall be specified in such notice), and (4) the identity of the Remarketing Underwriter, if applicable. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are required or authorized to close.

          In the event the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on September 15, 1997 and on any September 15 thereafter immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided below), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of the Depositary. Interest accrued on the Notes with respect to the preceding Quarterly Period will be paid by the Company in the manner described above.

          The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day (or, if not a Business Day, on the next succeeding Business Day) next following the Spread Determination Date and ending at 5:00 p.m., New York City time, on the fifth calendar day (or, if not a Business Day, on the next succeeding Business Day) following the Spread Determination Date (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

          The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not for any reason purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, then (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date, (4) the Spread for such Subsequent Spread Period shall be the Alternate Spread and (5) the Notes shall be redeemable at the option of the Company, in whole or in part in the manner described below (with respect to a redemption by the Company on September 15, 1997 or any September 15 following the end of a Subsequent Spread Period), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, upon at least 10 Business Days prior notice published in a daily newspaper in the English language of general circulation in The City of New York by no later than the second Business Day following the relevant Tender Date.

          No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (4) of the last sentence of the preceding paragraph. The Company will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described herein and in the case of a Change of Control as described below.

          If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be published specifying (1) the one-year term of the Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (3) LIBOR for the initial Quarterly Period of such Subsequent Spread Period. Such notice will be published on a New York Business Day in a daily newspaper in the English language of general circulation in The City of New York.

          The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as remarketing underwriter (the "Remarketing Underwriter").

The term "Rate Agent" means the nationally recognized broker-dealer selected by the Company as its agent to determine LIBOR and the interest rate of the Notes for any Quarterly Period (the "Rate Agent"). Pursuant to a Remarketing Agreement dated as of September 6, 1996 with the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Company, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Spread Determination Date relating thereto.

          The Notes may not be redeemed by the Company prior to September 15, 1997. On that date and on any September 15 thereafter immediately following the end of a Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. The Company may also redeem the Notes, in whole or in part, as described above following (i) a failure by the Company and the Remarketing Underwriter to agree on the Spread for a Subsequent Spread Period or
(ii) a failure by the Remarketing Underwriter to purchase on the relevant Tender Date all Notes for which a Tender Notice shall have been given. In the event of any redemption of less than all of the outstanding Notes, the particular Notes to be redeemed will be selected by the Company by such method as the Company shall deem fair and appropriate. So long as the Global Note is held by the Depositary, the Company will give notice to the Depositary, and the Depositary will determine the principal amount to be redeemed from the account of each of its participants. Notice of redemption of the Notes shall be given by publication in a daily newspaper in the English language of general circulation of The City of New York.

          In the event that (i) a Change of Control occurs on or before September 15, 2003, and (ii) on any date during the period commencing 90 days prior to and ending 90 days after the date on which a public filing has been made with the Securities and Exchange Commission or other general public disclosure has been made indicating the occurrence of such Change of Control, two or more Downgrading Agencies shall downgrade their respective ratings of the Notes from the ratings in effect at the beginning of such 180-day period (the occurrence of the conditions specified in both (i) and (ii) being a "Put Event") (except that a Put Event shall not be deemed to have occurred if there are at least two National Rating Agencies that have ratings of the Notes in effect at the beginning of such 180-day period that are not Downgrading Agencies), the beneficial owner of each Note will have the right to put all or part of such Note to the Company for purchase at a purchase price of 100% of the principal amount thereof, plus interest accrued and unpaid to the date fixed for purchase, upon the terms and conditions specified in the Indenture and subject to the rules and practices of the Depositary.

          In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

          Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented, and any past default or compliance with any provision may be waived insofar as the Notes are concerned, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes. Without the consent of any Noteholder, the Company and the Trustee may amend or supplement the Indenture or the Securities of any series (including the Notes) to cure any ambiguity, defect or to make certain other changes specified in the Indenture or any change that, in the opinion of the Board of Directors, does not materially adversely affect the rights of any Noteholder.

          The Company, the Trustee, and any agent of the Company or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

          A director, officer, employee or stockholder (past, present or future), as such, of the Company or the Trustee or any successor of either thereof shall not have any liability for any obligations of the Company or the Trustee under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each beneficial owner of an interest in this Global Note, by accepting such interest, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

          When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

          This Global Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee.

          IN WITNESS WHEREOF, TCI Communications, Inc. has caused this Global Note to be signed manually or by facsimile by its President or its Chairman of the Board and by its Treasurer or its Secretary, and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:  September 11, 1996

                                    TCI COMMUNICATIONS, INC.



                                    By:/s/ Brendan R. Clouston
                                       ----------------------------------
                                         President
[Company Seal appears here]

                                    By:/s/ Stephen M. Brett
                                       ----------------------------------
                                         Secretary

                         CERTIFICATE OF AUTHENTICATION

          This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.


                            THE BANK OF NEW YORK

                                                            as Trustee



                            By /s/ Walter N. Gitlin
                              --------------------------------
                              Authorized Signatory